Ex-99. – (d)(1)

ADVISORY AGREEMENT

AGREEMENT made this 30th day of September, 2009, between PNC Funds, Inc. (the “Company”), a Maryland corporation, and PNC Capital Advisors, LLC (the “Adviser”), a Delaware limited liability company.

WHEREAS, the Company and is a registered open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) desires to retain the Adviser to furnish investment advisory services to certain investment portfolios of the Company and may retain the Adviser to serve in such capacity with respect to certain additional investment portfolios of the Company, all as now or hereafter may be identified in Schedule A hereto (individually referred to herein as a “Fund” and collectively referred to herein as the “Funds”) and the Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment. The Company hereby appoints the Adviser to act as investment adviser to the Funds of the Company for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.	Advisory Services. Subject to the supervision of the Company’s Board of Directors, the Adviser will provide a continuous investment program for each of the Funds, including investment research and management with respect to all securities and investments and cash equivalents in the Funds. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Company with respect to the Funds and will manage each Fund’s overall cash position. The Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies, and restrictions as stated in the Prospectus and resolutions of the Company’s Board of Directors of which the Adviser is advised.

3.

Brokerage. The Adviser shall select brokers and dealers for any purchase or sale of assets of the Funds and use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with the foregoing and to the extent permitted by the 1940 Act, the Adviser

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may, in the allocation of portfolio brokerage business and the payment of brokerage commissions, consider the brokerage and research services furnished to the Adviser by brokers and dealers, in accordance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended. In no instance will portfolio securities be purchased from or sold to an affiliated person of the Company, the Adviser, or any affiliated person of the Company or the Adviser, except to the extent permitted by the 1940 Act and the Securities and Exchange Commission (the “SEC”).

4.	Assistance. The Adviser may employ or contract with other persons to assist in the performance of this Agreement including, without limitation, one or more sub-advisers who may perform under supervision of the Adviser any or all of the services described under Section 2 for one or more of the Funds; provided, however, that the retention of any sub-adviser shall be approved as may be required by the 1940 Act. Such other persons and/or sub-advisers may include other investment advisory or management firms and officers or employees who are employed by both the Adviser and the Company. The fees or other compensation of any such other persons or sub-advisers shall be paid by the Adviser and no obligation may be incurred on the Company’s behalf to any such person or sub-adviser.

In the event that the Adviser appoints a sub-adviser for one or more of the Funds, the Adviser shall review, monitor, and report to the Company’s Board of Directors on the performance and investment sub-adviser in connection with such Fund’s or Funds continuous investment program; and, if applicable, approve lists of foreign countries which may be recommended by any sub-adviser for investment by such Fund or Funds.

5.	Covenants by Adviser. The Adviser agrees that with respect to the services provided to the Company that it:

(a)	will use the same skill and care in providing such services as it uses in providing services to its other accounts for which it has investment responsibilities and will act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(b)	will conform with all applicable rules and regulations of the SEC under the 1940 Act and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Adviser;

(c)	will be responsible for taking action with respect to any proxies, notices, reports and other communications relating to any of the Funds’ portfolio securities;

(e)	will not make loans for the purpose of purchasing or carrying Fund shares, or make interest-bearing loans to the Company;

(d)	will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Funds and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company; and

(g)	will furnish the Company’s Board of Directors with such periodic and special reports as the Board may reasonably request with respect to the Funds and attend regular business and investment-related meetings with the Company’s Board of Directors if requested to do so by the Company.

6.	Adviser’s Representations. The Company hereby represents and warrants that it (i) is duly registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; and (ii) that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations.

7.	Delivery of Documents. The Company has furnished the Adviser with copies properly certified or authenticated of the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the 1940 Act as filed with the SEC and all amendments thereto; and the most recent Prospectus and Statement of Additional Information of each of the Funds (such Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the “Prospectus”). The Company will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing.

8.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31 a-1 under the 1940 Act.

9.

Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Company shall pay the Adviser on the first business day of each month the fees, calculated at the annual rate described in Schedule A attached hereto on each

Fund’s average daily net assets during the preceding month. The fee for the period from the date of commencement of operations of a new Fund to the end of the first month thereafter shall be prorated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement with respect to any Fund before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement with respect to such Fund.

10.	Expenses. The Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than expenses to be borne by the Funds, as set forth below. The expenses to be borne by the Funds include, without limitation, the following: organizational costs; taxes; interest; brokerage fees and commissions and other expenses in any way related to the execution, recording and settlement of portfolio security transactions; fees of Directors who are not also officers or employees of the Adviser and its affiliates; SEC fees; state Blue Sky qualification fees; charges of custodians and transfer and dividend paying agents; premiums for directors and officers liability insurance; costs of fidelity bonds; industry association fees; outside auditing and legal expenses; costs of maintaining corporate existence; costs of maintaining required books and accounts; cost of office facilities and supplies; data processing, clerical, accounting and bookkeeping services and other administrative expenses; costs attributable to investor services (including, without limitation, telephone and personnel expenses); costs of SEC regulatory reports; costs of shareholders reports and meetings; costs of preparing, printing and mailing prospectuses for regulatory purposes and for distribution to existing shareholders; the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Funds; and extraordinary expenses.

11.

Limitation of Liability. The Adviser shall remit to the particular Fund or Funds the amount of any recovery the Adviser obtains for the benefit of such Fund or Funds from any person or sub-adviser whom the Adviser has employed or with whom the Adviser has contracted pursuant to Section 4 of this Agreement, for the acts and omissions of such person or sub-adviser. Subject to the foregoing, each Fund agrees as an inducement to the Adviser and others who may assist the Adviser in providing services to such Fund that the Adviser and such other persons shall not be liable for any alleged or actual error of judgment or mistake of law or for any alleged or actual loss suffered by such Fund or the Company and each Fund and the Company agree to indemnify and hold harmless the Adviser and such other persons against and from any claims, liabilities, actions, suits, proceedings, judgments or damages (and expenses as and when incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys fees) arising out of any such alleged or actual error of judgment or mistake of law or loss; provided, however, that nothing herein shall be deemed to protect or purport to protect the Adviser or any such other persons against any liability to any Fund or to its shareholders to which the Adviser or they would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder, or by reason of reckless disregard of the obligations and duties hereunder; and provided further, that this sentence shall not inure to the benefit of any person or sub-adviser (or others who may assist any such person or sub-adviser) whom the Adviser has employed or with whom the Adviser has contracted pursuant to Section 4 of this Agreement.

12.	Duration and Termination.

(a)	This Agreement will become effective for each Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date a registration statement relating to that Fund becomes effective with the SEC), and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by vote of the lesser of (a) 67% of the shares of such Fund represented at a meeting if the holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of such Fund, provided that in either event its continuance also is approved by a majority of the Company’s Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement may be terminated with respect to any Fund at any time without any penalty, on sixty (60) days prior written notice, (i) by the Company (by vote of the Company’s Board of Directors or (ii) by vote of a majority of the outstanding voting securities of such Fund), or (iii) by the Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.)

13.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed to the:

Adviser:

PNC Capital Advisors, LLC

Attn: Fund Administration

Two Hopkins Plaza, 4th Floor

Baltimore MD 21201

Attention: Jennifer Spratley

PNC Funds, Inc.:

PNC Capital Advisors, LLC

Attn: Funds Administration

Two Hopkins Plaza

Baltimore MD 21201

14.	Services Not Exclusive. The Adviser shall be free to solicit and furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Company acknowledges and agrees that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more client accounts managed by the Adviser which have available funds for investment, the available securities may be allocated in a manner believed by the Adviser to be equitable to each client account. The Company recognizes that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for the disposed of by a Fund.

15.	Use of Names. If Adviser ceases to act as the Company’s investment adviser, the Company agrees that, at the Adviser’s request, the Company will take all necessary action to change the name of the Company and its Funds to a name not including “PNC” or “PNC Capital” in any form or combination of words.

16.	Amendment. This Agreement may be amended only by an instrument in writing signed by the party against which enforcement of the amendment is sought. No amendment of this Agreement for which approval by the outstanding voting securities of each Fund is required under the 1940 Act shall be effective until approved by the vote of a majority of the outstanding voting securities of the Funds.

17.	Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Maryland.

18.	Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or regulation of the Securities and Exchange Commission thereunder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PNC CAPITAL ADVISORS, LLC

By:	/s/ Kevin A. McCreadie
Name:	Kevin A. McCreadie
Title:	President

PNC FUNDS, INC.

By:	/s/ Jennifer E. Spratley
Name:	Jennifer E. Spratley
Title:	Vice President and Treasurer

SCHEDULE A

The Company will pay the Adviser on the first business day of each month, a fee at the annual rate set forth below of such Fund’s average daily net assets during the preceding month:

Fund(s)	Advisory Fee
Prime Money Market Government Money Market Tax-Exempt Money Market	0.25% of the first $1 billion of each Fund’s average daily net assets plus 0.20% of each Fund’s average daily net assets in excess of $1 billion

Limited Maturity Bond Total Return Bond	0.35% of the first $1 billion of each Fund’s average daily net assets plus 0.20% of each Fund’s average daily net assets in excess of $1 billion

Maryland Tax-Exempt Bond Tax-Exempt Limited Maturity Bond National Tax-Exempt Bond	0.50% of the first $1 billion of each Fund’s average daily net assets plus 0.25% of each Fund’s average daily net assets in excess of $1 billion

Capital Opportunities	1.30% of the first $1 billion of the Fund’s average daily net assets plus 1.20% of the Fund’s average daily net assets in excess of $1 billion

International Equity	1.22% of the first $1 billion of the Fund’s average daily net assets plus 0.90% of the Fund’s average daily net assets in excess of $1 billion

Diversified Real Estate	0.80% of the first $1 billion of the Fund’s average daily net assets plus 0.60% of the Fund’s average daily net assets in excess of $1 billion